Exhibit 99.1

FOR IMMEDIATE RELEASE

HORIZON LINES AND SHIP FINANCE COMPLETE

APPROXIMATELY $280 MILLION CONTAINER VESSELS TRANSACTION

CHARLOTTE, NC April 11, 2006 Further to its announcement of March 17, 2006, Horizon Lines, Inc. (NYSE:HRZ) announced today that its major operating subsidiary, Horizon Lines, LLC, has closed the definitive long-term charters and related agreements with Ship Finance International Limited (NYSE:SFL) and its subsidiaries to lease five newly-built, U.S.-flag container vessels. The subsidiaries of Ship Finance will acquire the vessels from third parties for a sum of approximately $280 million.

The five sister vessels are being built at the Hyundai Mipo shipyard in Korea and are scheduled to be delivered over the course of a five-month period commencing at the beginning of 2007. The vessels have a capacity of 2,824 TEUs and are capable of a service speed of 23 knots.

Horizon Lines will operate the vessels in its expanded TP1 service from the U.S. West Coast to Guam and Asia. The term of each bareboat charter will be 12 years with a 3-year renewal option on the part of Horizon Lines. Horizon Lines will have the option to buy the vessels after 5, 8, 12 and 15 years. Additional information regarding this transaction will be included in the Form 8-K to be filed with the SEC on April 17, 2006.

Chuck Raymond, President and CEO of Horizon Lines said, “The addition of these five new vessels commences our long-term vessel replacement strategy in a very cost effective and capital efficient manner. This transaction will benefit our customers, partners and shareholders, while reducing the age of our operated fleet to one of the lowest in the markets we serve. We look forward to our mutually beneficial relationship with Ship Finance International Limited.”

This press release includes “forward-looking statements,” as defined by federal securities laws, with respect to financial condition, results of operations and business. All forward-looking statements involve risk and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. We undertake no obligation and specifically decline any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Horizon Lines:

Horizon Lines, LLC is the nation’s leading Jones Act container shipping and integrated logistics company, operating 16 U.S.-flag vessels on routes linking the continental United States with Alaska, Hawaii, Guam, and Puerto Rico. Horizon Lines also owns Horizon Services Group, an organization with a diversified offering of cargo management and tracking services being marketed to shippers, carriers, and other supply chain participants. Horizon Lines, LLC and Horizon Services Group are wholly owned subsidiaries of Horizon Lines, Inc., which trades on the New York Stock Exchange under the ticker symbol HRZ.

Media Contact

Mike Avara, Horizon Lines

704-973-7000